UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of

the Securities Exchange Act of 1934

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☒	Preliminary Information Statement
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☐	Definitive Information Statement
ADYNXX, INC.
(Name of Registrant As Specified In Its Charter)

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ADYNXX, INC.

100 Pine Street, Suite 500

San Francisco, California 94111

Notice of Action Taken Pursuant to Written Consent of Stockholders

Dear Stockholder:

The accompanying Information Statement is furnished to holders of shares of common stock of Adynxx, Inc. (“our company,” “our,” “we” or “us”) pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C and Schedule 14C thereunder, in connection with the approval of the matter described herein by written consent of the holders of a majority of our issued and outstanding voting stock.

On August 1, 2019, our board of directors (our “Board”) approved a reverse stock split of our issued and outstanding shares of common stock at a ratio between 1-for-2 and 1-for-10 (the “Reverse Stock Split”), subject to stockholder approval. Following such approval from the Board, we elected to seek the written consent of the holders of a majority of our issued and outstanding voting stock in order to reduce associated costs and implement the proposal in a timely manner. Following stockholder approval, the final Reverse Stock Split ratio will be determined by our Board prior to the filing of a certificate of amendment to our certificate of incorporation, as amended, with the office of the Secretary of State of the State of Delaware, a form of which is attached to this Information Statement as Annex A (the “Certificate of Amendment”), which filing will be effected at the sole discretion of our Board.

This Notice and the accompanying Information Statement are being furnished to you to inform you that, on August 2, 2019, we received written consent from the holders of a majority of our issued and outstanding voting stock to approve the Reverse Stock Split. The Board is not soliciting your proxy in connection with this action and proxies are not requested from stockholders.

The corporate action set forth above will not become effective before a date which is 20 calendar days after this Information Statement is first mailed to our stockholders. You are urged to read the Information Statement in its entirety for a description of the action taken by a majority of the holders of our issued and outstanding voting stock.

BY ORDER OF THE BOARD OF DIRECTORS,

Rick Orr President and Chief Executive Officer
, 2019

THE ACCOMPANYING INFORMATION STATEMENT IS BEING MAILED

TO STOCKHOLDERS ON OR ABOUT              , 2019

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

ADYNXX, INC.

100 Pine Street, Suite 500

San Francisco, California 94111

INFORMATION STATEMENT

(Preliminary)

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS

IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is first being furnished on or about              , 2019 to the holders of record of the shares of common stock of Adynxx, Inc. (“our company,” “our,” “we” or “us”) as of August 2, 2019 (the “Record Date”), in connection with the approval of the matters described in this Information Statement by written consent of the holders of a majority of our issued and outstanding voting stock.

Pursuant to Rule 14c-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Exchange Act, the action described herein will not become effective until 20 calendar days following the date on which this Information Statement is first mailed to our stockholders.

On August 1, 2019, following discussion and due consideration of this matter, the Board approved the Reverse Stock Split, subject to stockholder approval. Following such approval, we elected to seek the written consent of the holders of a majority of our issued and outstanding voting stock in order to reduce associated costs and implement the proposal in a timely manner. On August 2, 2019, we received written consent from the requisite stockholders as described in this Information Statement.

Such written consent is sufficient under our current certificate of incorporation, as amended, and bylaws to approve such action. Accordingly, the action will not be submitted to the other stockholders of our company for a vote, and this Information Statement is being furnished to such other stockholders to provide them with certain information concerning the action in accordance with the requirements of the Exchange Act and the regulations promulgated under the Exchange Act, including Regulation 14C.

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VOTING REQUIREMENTS

Pursuant to our bylaws, any action required to be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Pursuant to our bylaws, approval of the action described in this Information Statement at a meeting of stockholders would require the affirmative vote of at least a majority of the votes cast at such a meeting. As of August 2, 2019, there were 5,807,877 shares of common stock issued and outstanding and no other shares of capital stock issued and outstanding. Holders of our shares of common stock are entitled to one vote per share.

No Dissenters’ Rights

Under the Delaware General Corporation Law, holders of our capital stock are not entitled to dissenters’ rights of appraisal with respect to the approval of the Reverse Stock Split and adoption of the Certificate of Amendment.

Consenting Stockholders

The approval of the Reverse Stock Split required the affirmative vote of the holders of a majority of the issued and outstanding shares of our voting stock. Entities affiliated with Domain Associates LLC, together with certain of our executive officers and directors, who collectively hold 3,441,115 shares of common stock, or 59.2% of the 5,807,877 shares of common stock outstanding and eligible to vote on this matter as of the Record Date, consented in writing on August 2, 2019, to approval of the Reverse Stock Split and adoption of the Certificate of Amendment.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our shares of common stock as of July 31, 2019:

•	each of our current executive officers;

•	each of our current directors;

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock; and

•	all of our current executive officers and directors as a group.

This table is based upon information supplied by officers, directors and principal stockholders and filings with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole or shared voting or dispositive power with respect to the shares indicated as beneficially owned. We have deemed shares of common stock subject to options that are currently exercisable or exercisable within 60 days of July 31, 2019, to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage of shares beneficially owned as of July 31, 2019, is based on 5,807,877 shares issued and outstanding.

Except as set forth below, the principal business address of each such person or entity is c/o Adynxx, Inc., 100 Pine Street, Suite 500, San Francisco, California 94111.

	Beneficial Ownership
Name and Address of Beneficial Owner	Shares	Percentage
5% Stockholder
Entities Affiliated with Domain Associates(1)	3,058,571	52.7%
TPG Biotechnology Partners IV, L.P.(2)	1,112,290	19.2
Executive Officers and Directors
Rick Orr(3)	238,166	4.0
Donald Manning, M.D., Ph.D.(4)	92,092	1.6
Julien Mamet, Ph.D.(5)	398,635	*
Dennis Podlesak(6)	141,529	*
Eckard Weber(7)	141,529	*
Stan Abel(8)	82,254	*
Gregory Flesher	—	*
Matthew Ruth	—	*
All current executive officers and directors as a group (8 persons)(9)	1,094,205	17.4

*	Represents beneficial ownership of less than 1%.

(1)	Consists of (i) 3,036,044 shares held of record by Domain Partners VIII, L.P. (“DP VIII) and (ii) 22,527 shares held of record by DP VIII Associates, L.P. (“DP VIII A”). The sole general partner of DP VIII and DP VIII A is One Palmer Square Associates VIII, LLC, a Delaware limited liability company (“OPSA VIII”). The principal business of OPSA VIII is that of acting as the general partner of DP VIII and DP VIII A. James C. Blair, Jesse I. Treu, Brian H. Dovey, Brian K. Halak, and Nicole Vitullo are the managing members of OPSA VIII. The principal business address of each of the entities in this footnote 1 is c/o Domain Associates, LLC, 202 Carnegie Center, Suite 104, Princeton, NJ 08540.

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(2)	TPG Group Holdings (SBS) Advisors, Inc. (“TPG Group Advisors”) is the is the sole member of TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, which is the general partner of TPG Group Holdings (SBS), L.P., a Delaware limited partnership, which is the sole member of TPG Holdings I-A, LLC, a Delaware limited liability company, which is the general partner of TPG Holdings I, L.P., a Delaware limited partnership, which is the sole member of TPG Biotechnology GenPar IV Advisors, LLC, a Delaware limited liability company, which is the general partner of TPG Biotechnology GenPar IV, L.P., a Delaware limited partnership, which is the general partner of TPG Biotechnology Partners IV, L.P., a Delaware limited partnership (“TPG Biotech IV”). Because of the relationship of TPG Group Advisors to TPG Biotech IV, TPG Group Advisors may be deemed to beneficially own the shares of common stock held by TPG Biotech IV. David Bonderman and James G. Coulter are sole shareholders of TPG Group Advisors. Because of the relationship of Messrs. Bonderman and Coulter to TPG Group Advisors, each of Messrs. Bonderman and Coulter may be deemed to beneficially own the shares of common stock held by TPG Biotech IV. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares of common stock held by TPG Biotech IV except to the extent of their pecuniary interest therein. The principal business address of each of the entities in this footnote 2 is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(3)	Represents (i) 142,090 shares of common stock and (ii) 96,076 shares of common stock issuable pursuant to immediately exercisable options, including 66,259 shares of common stock issuable following exercise of such options that are scheduled to vest within 60 days of July 31, 2019.

(4)	Consists of 92,092 shares of common stock issuable pursuant to immediately exercisable options, including 74,465 shares of common stock issuable following exercise of such options that are scheduled to vest within 60 days of July 31, 2019.

(5)	Represents (i) 240, 454 shares of common stock and (ii) 158,181 shares of common stock issuable pursuant to immediately exercisable options, including 108,760 shares of common stock issuable following exercise of such options that are scheduled to vest within 60 days of July 31, 2019.

(6)	Represents (i) 85,254 shares of common stock and (ii) 56,275 shares of common stock issuable pursuant to immediately exercisable options, including 38,813 shares of common stock issuable following exercise of such options that are scheduled to vest within 60 days of July 31, 2019.

(7)	Represents of (i) 85,254 shares of common stock held of record by Eckard Weber Living Trust and (ii) 56,275 shares of common stock issuable pursuant to immediately exercisable options, including 38,813 shares of common stock issuable following exercise of such options that are scheduled to vest within 60 days of July 31, 2019. Mr. Weber is the sole trustee of the Eckard Weber Living Trust and holds sole voting and dispositive power over these shares.

(8)	Represents (i) 54,117 shares of common stock and (ii) 28,137 shares of common stock issuable pursuant to immediately exercisable options, including 19,406 shares of common stock issuable following exercise of such options that are scheduled to vest within 60 days of July 31, 2019.

(9)	Includes (i) 607,169 shares of common stock and (ii) 487,036 shares of common stock issuable pursuant to immediately exercisable options, including 346,516 shares of common stock issuable following exercise of such options that are scheduled to vest within 60 days of July 31, 2019.

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REVERSE STOCK SPLIT

Overview

Our Board and stockholders holding a majority of our issued and outstanding shares of voting stock have approved the Reverse Stock Split, which will reduce the number of our issued and outstanding shares of common stock in accordance with a ratio to be finally determined by the Board within a range of 1-for-2 and 1-for-10. The Reverse Stock Split will become effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”).

Effective Time of the Reverse Stock Split

The Board will have the sole authority to elect whether or not and when to amend our certificate of incorporation to effect the Reverse Stock Split in accordance with a ratio not less than 1-for-2 and not more than 1-for-10. If the Board decides to implement the Reverse Stock Split, the Reverse Stock Split would become effective when the Certificate of Amendment is accepted and recorded by the office of the Secretary of State of the State of Delaware, and we will make a public announcement regarding the determination of the final Reverse Stock Split ratio.

Purpose of the Reverse Stock Split

A reverse stock split by a public company reduces the number of shares outstanding, but leaves the market capitalization of the company the same, which results in an increase in the price per share of the company’s stock. Our common stock is presently quoted on the OTCQB Market tier of the OTC Market, Inc. (“OTCQB”) under the symbol “ADYX.” We intend to apply sometime in the future to have our common stock listed on a national securities exchange, such as The Nasdaq Capital Market or the New York Stock Exchange, which have minimum per share bid price requirements. The primary goal of the Reverse Stock Split is to increase the per share market price of our common stock to meet the minimum per share bid price requirements for listing. We believe that a range of Reverse Stock Split ratios provides us with the most flexibility to achieve the desired results of the Reverse Stock Split.

Risks Associated with the Reverse Stock Split

The effect of the Reverse Stock Split upon the market price for our common stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. We cannot assure you that the Reverse Stock Split will accomplish the primary goal stated above. There can be no assurance that the market price per share of our common stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of common stock outstanding resulting from the Reverse Stock Split, or result in any permanent or sustained increase in the market price of our common stock. The market price of our common stock is also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

The Reverse Stock Split will also reduce the total number of shares of outstanding common stock, which may lead to reduced trading volume and a smaller number of market makers for our common stock. In addition, if the Reverse Stock Split is implemented, it will increase the number of stockholders who own “odd lots” of fewer than 100 shares of common stock. A purchase or sale of fewer than 100 shares of common stock (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers. Therefore, those stockholders who own fewer than 100 shares of common stock following the Reverse Stock Split may be required to pay higher transaction costs if they sell their common stock. Finally, the Reverse Stock Split may be viewed negatively by the market and, consequently, could lead to a decrease in our overall market capitalization.

Effects of the Reverse Stock Split

Effects of the Reverse Stock Split on Issued and Outstanding Shares of Common Stock. Upon the Effective Time, the total number of issued and outstanding shares of common stock will be reduced by a Reverse Stock Split ratio not less than 1-for-2 and not more than 1-for-10. Accordingly, between every 2 to 10 outstanding shares of common stock will be combined and reclassified into one share of common stock, which ratio will be finally determined by our Board prior to the Effective Time, and each of our stockholders will own fewer shares of common stock as a result of the Reverse Stock Split. However, the Reverse Stock Split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in our company, except to the extent that the Reverse Stock Split would result in any stockholder receiving an additional share of common stock as a result of rounding up a fractional share of common stock. See “—Treatment of Fractional Shares.” Therefore, voting and other rights of the holders of shares of common stock will not be affected by the Reverse Stock Split (other than as a result of the treatment of fractional shares). For example, a holder of 3% of the voting power of our issued and outstanding shares of common stock immediately prior to the Reverse Stock Split will continue to hold 3% of the voting power of our issued and outstanding shares of common stock immediately after the Reverse Stock Split. Shares of common stock issued pursuant to the Reverse Stock Split will remain fully paid and nonassessable. The Reverse Stock Split will increase the number of stockholders who own odd lots (fewer than 100 shares). Stockholders who hold odd lots may experience an increase in the cost of selling their shares as well as possible greater difficulty in effecting such sales.

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Effects of the Reverse Stock Split on Outstanding Equity Awards and Warrants. Upon the Effective Time, the terms of equity awards under the Adynxx, Inc. 2010 Equity Incentive Plan, the HepaLife Technologies, Inc. 2001 Incentive Stock Option Plan, the Alliqua, Inc. 2011 Long-Term Incentive Plan, and the Alliqua BioMedical, Inc. 2014 Long-Term Incentive Plan (collectively, the “Option Plans”), including the per share exercise price of options and the number of shares issuable under outstanding awards, including equity awards not granted pursuant to a written equity incentive plan, will be proportionally adjusted to maintain the approximate economic value of such awards. In addition, the total number of shares of common stock that may be the subject of future grants under the Option Plans will be adjusted and proportionately decreased as a result of the Reverse Stock Split. Any fractional shares resulting from any such reductions or adjustments will be rounded down to the nearest whole share and the per share exercise price resulting from any such reductions or adjustments will be rounded up to the nearest whole cent to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Upon the Effective Time, the exercise price under our outstanding warrants will be proportionately increased and the number of shares of common stock issuable to holders of such warrants upon exercise will be proportionately decreased by the final Reverse Stock Split ratio. Any fractional shares resulting from such adjustments will be rounded to the nearest whole share in accordance with the terms of each warrant.

Effects of the Reverse Stock Split on Authorized Share Capital. The total number of shares of common stock that we are authorized to issue will not be affected by the Reverse Stock Split and will remain at 95,000,000 shares of common stock.

Effects of the Reverse Stock Split on Regulatory Matters. Our shares of common stock are currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of the shares of common stock under the Exchange Act or our obligation to publicly file financial and other information with the SEC. Immediately following the Effective Time, our shares of common stock will continue to be quoted on the OTCQB, subject to our compliance with all of the requirements of the OTCQB. Further, it is likely that OTCQB would add the letter “D” to the end of our trading symbol for a period of 20 trading days after the Effective Time of the Reverse Stock Split to indicate that the Reverse Stock Split had occurred. We do not believe that the Reverse Stock Split is reasonably likely to have, nor would it have the purpose of producing, a going private effect within the meaning of Rule 13e-3 under the Exchange Act.

Treatment of Fractional Shares

No fractional shares will be issued in the event that a stockholder owns a number of shares of common stock that is not evenly divisible by the Reverse Stock Split ratio. Instead, in lieu of any fractional shares to which a stockholder would otherwise be entitled as a result of the Reverse Stock Split, the stockholder who would be issued a fractional share of common stock will instead be entitled to receive an additional share of common stock.

Exchange of Shares in the Reverse Stock Split; CUSIP Number

Registered “Book-Entry” Holders of Shares of Common Stock. Stockholders who hold uncertificated shares of common stock electronically in “book-entry” form will have their holdings electronically adjusted by the Transfer Agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split. If any book-entry statement(s) representing pre-Reverse Stock Split shares of common stock to be exchanged contain a restrictive legend or notation, as applicable, the book-entry statement(s) representing post-Reverse Stock Split shares of common stock will likewise contain the same restrictive legend or notation. If the Reverse Stock Split is effected, each certificate representing pre-Reverse Stock Split common stock will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split common stock at the effective time of the Reverse Stock Split.

Beneficial Holders of Shares of Common Stock. Upon the Effective Time, we intend to treat the shares of common stock held by stockholders in “street name” (i.e., through a bank, broker, custodian or other nominee) in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our shares of common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. If a stockholders holds our shares of common stock with a bank, broker, custodian or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker, custodian or other nominee.

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Following the Effective Time, our shares of common stock will have a new CUSIP number, which number is used to identify our equity securities.

Accounting Matters

The par value per share of common stock of $0.001 will not change as a result of the Reverse Stock Split. Accordingly, upon the Effective Time, the stated capital on our consolidated balance sheet attributable to our common stock will be reduced in proportion to the final Reverse Stock Split ratio and the additional paid-in-capital account will be increased by the amount by which stated capital is reduced. Our stockholders’ equity account, in the aggregate, will remain unchanged. Per share net income or loss and net book value or deficit will be increased because there will be fewer shares of common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a discussion of certain material U.S. federal income tax consequences of the Reverse Stock Split to U.S. holders (as defined below) of our shares of common stock. This discussion is included for general information purposes only and does not purport to address all aspects of U.S. federal income tax law that may be relevant to stockholders in light of their particular circumstances. This discussion is based on the Code, and current Treasury Regulations, administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. Any such change could affect the continuing validity of this discussion.

This discussion does not address the tax consequences to U.S. holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, partnerships (or other entities classified as partnerships for U.S. federal income tax purposes) and S corporations (and investors in such entities), broker-dealers and tax-exempt entities, persons holding shares as part of a straddle, hedge, conversion transaction or other integrated investment, certain former citizens or long-term residents of the United States, persons subject to the alternative minimum tax or the unearned income Medicare tax, persons subject to Section 451(b) of the Code and persons whose functional currency is not the U.S. dollar. In addition, this discussion does not address stockholders that are not U.S. holders. This summary also assumes that the pre-Reverse Stock Split shares of common stock were, and the post-Reverse Stock Split shares of common stock will be, held as a “capital asset,” as defined in Section 1221 of the Code. All stockholders are urged to consult with their own tax advisors with respect to the U.S. federal tax consequences as well as any state, local or non-U.S. tax consequences of the Reverse Stock Split.

As used herein, the term “U.S. holder” means a holder that, for U.S. federal income tax purposes, is a beneficial owner of our shares of common stock and is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

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In general, the Reverse Stock Split should be treated as a tax-deferred recapitalization and no gain or loss should be recognized by a U.S. holder upon the exchange of pre-Reverse Stock Split shares of common stock for post-Reverse Stock Split shares of common stock. The aggregate tax basis of the post-Reverse Stock Split shares of common stock should be the same as the aggregate tax basis of the pre-Reverse Stock Split shares of common stock exchanged in the Reverse Stock Split. A U.S. holder’s holding period in the post-Reverse Stock Split shares of common stock should include the period during which the U.S. holder held the pre-Reverse Stock Split shares of common stock exchanged in the Reverse Stock Split.

As noted above, we will not issue fractional shares of common stock in connection with the Reverse Stock Split. Instead, U.S. holders who would be entitled to receive fractional shares of common stock because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a common share to round up to the next whole share of post-Reverse Stock Split share of common stock. The U.S. federal income tax consequences of the receipt of such an additional fraction of a share of common stock are not clear. It is possible that U.S. holders whose fractional shares are rounded up to the nearest whole share may recognize income or gain for U.S. federal income tax purposes. U.S. holders whose fractional shares are rounded up to the nearest whole share should consult their tax advisors.

The tax treatment of a U.S. holder may vary depending upon the particular facts and circumstances of such stockholder. Each U.S. holder is urged to consult with its own tax advisor with respect to the tax consequences of the Reverse Stock Split.

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REVERSE MERGER

On May 3, 2019, Adynxx, Inc., formerly known as “Alliqua BioMedical, Inc.,” completed a business combination with privately-held “Adynxx, Inc.” (“Private Adynxx”), in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of October 11, 2018, as amended and supplemented from time to time (the “Merger Agreement”), by and among Alliqua BioMedical, Inc., Embark Merger Sub, Inc. (“Merger Sub”), and Private Adynxx, pursuant to which Merger Sub merged with and into Private Adynxx, with Private Adynxx surviving as a wholly-owned subsidiary of the re-named Adynxx, Inc., which is referred to herein as the Merger. Following the completion of the Merger, we changed our name to “Adynxx, Inc.” and the business conducted by Private Adynxx became primarily the business conducted by us, which is the development of novel, disease-modifying pharmaceutical product candidates for the treatment of pain and inflammation.

Under the terms of the Merger Agreement, we issued shares of our common stock to Private Adynxx’s stockholders at an exchange rate of 0.0359 shares of common stock in exchange for each share of Private Adynxx common stock outstanding immediately prior to the Merger. Immediately after the Merger, the former Private Adynxx stockholders, warrantholders and optionholders owned approximately 86% of the fully-diluted common stock of the combined company, with our stockholders and optionholders immediately prior to the Merger, whose shares of our common stock remain outstanding after the Merger, owning approximately 14% of the fully-diluted common stock of the combined company.

In accordance with the Merger Agreement, on May 3, 2019, Joseph M. Leone, Jeffrey Sklar, Gary Restani and Mark Wagner (our “Prior Directors”), resigned from the Board and the respective committees of the Board to which they belonged. Also on May 3, 2019, the Prior Directors appointed Rick Orr, Julien Mamet, Ph.D., Dennis Podlesak, Eckard Weber, Stan Abel, Pierre Legault (who is not currently a member of the Board) and Matthew Ruth as members of the Board.

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STOCKHOLDERS ENTITLED TO INFORMATION STATEMENT

This Information Statement is being mailed to you on or about                         , 2019. We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of our shares of common stock.

We have established August 2, 2019, as the Record Date for the determination of stockholders entitled to receive this Information Statement.

HOUSEHOLDING OF MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Information Statement materials with respect to two or more stockholders sharing the same address by delivering a single set of Information Statement materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are Adynxx, Inc. stockholders will be “householding” the Information Statement materials. A single set of Information Statement materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Information Statement materials, please notify your broker or Adynxx, Inc. You may direct your oral or written request to Adynxx, Inc., 100 Pine Street, Suite 500, San Francisco, California 94111, telephone: (415) 512-7740. Stockholders who currently receive multiple copies of the Information Statement materials at their addresses and would like to request “householding” of their communications should contact their brokers.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including us. The address of the SEC website is www.sec.gov. You may request a copy of these filings, at no cost, at: Adynxx, Inc., 100 Pine Street, Suite 500, San Francisco, California 94111, telephone: (415) 512-7740.

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BY ORDER OF THE BOARD OF DIRECTORS,

Rick Orr President and Chief Executive Officer
, 2019
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Annex A

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

ADYNXX, INC.

Adynxx, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 15, 2014, as further amended by amendments filed on June 10, 2014, May 6, 2016, October 5, 2017 and May 3, 2019 (as amended to date, the “Certificate of Incorporation”).

SECOND: Paragraph D of Article FOURTH of the Certificate of Incorporation is hereby deleted in its entirety, and the following paragraph D is submitted in its place:

“D. Effective as of 6:45 p.m., Eastern Time, on [_________], 2019 (the “Effective Time”), each [__] ([_]) shares of the Corporation’s common stock, par value $0.001 per share, issued and outstanding or held by the Corporation as treasury shares immediately prior to the Effective Time shall, automatically and without any action on the part of the Corporation or the respective holders thereof, be combined and reclassified into one validly issued, fully paid and nonassessable share of common stock, without increasing or decreasing the par value of each share of common stock (the “Reverse Stock Split”); provided, however, that no fractional shares of common stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, any person who would otherwise be entitled to a fractional share of the Corporation’s common stock as a result of the Reverse Stock Split shall be entitled to receive one whole share of common stock.”

THIRD: The foregoing amendment was duly adopted by the stockholders of the Corporation in accordance with Section 242 of the DGCL.

FOURTH: The terms and provisions of this Certificate of Amendment shall become effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this ___ day of _______, 2019.

ADYNXX, INC.
a Delaware corporation

By:
Rick Orr
President and Chief Executive Officer